Exhibit 10.1

SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is entered into as of October 25, 2017 (the “Effective Date”), by and among Atlantic Capital Bancshares, Inc., a bank holding company organized under the laws of the State of Georgia (the “Company”), Atlantic Capital Bank, a wholly-owned Georgia banking subsidiary of the Company (the “Bank” and, collectively with the Company, the “Employers”), and D. Michael Kramer (“Executive”). The Employers and Executive may be referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS, Executive serves as President and Chief Operating Officer of each Employer pursuant to the terms and conditions of the Employment Agreement effective as of June 5, 2015, as amended (the “Employment Agreement”), by and among the Employers and Executive;
WHEREAS, Executive has, subject to the terms of this Agreement, tendered his resignation from the Company and the Bank, and the Company and the Bank have accepted Executive’s resignation, effective as of December 22, 2017 (the “Termination Date”);
WHEREAS, the Employers have determined that Executive’s termination should be treated as a termination of Executive’s employment without Cause under the Employment Agreement and the Parties intend that this Agreement reflect the rights and obligations of the Parties under the Employment Agreement, as modified herein; and
WHEREAS, the Parties desire to amicably resolve any dispute arising out of Executive’s employment and resignation thereof, with the understanding that such resolution shall not constitute evidence of or be an admission of wrongful conduct, liability, or fault on the part of Executive or the Employers.
NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Employers and Executive set forth below (including but not limited to the modification of certain restrictive covenants and the Executive’s receipt of additional benefits upon resignation, as set forth below), the Employers and Executive, intending to be legally bound, hereby agree as of the Effective Date as follows:

1.	Resignation of Employment and Other Positions.
Effective as of the Termination Date, Executive shall resign from his position as President and Chief Operating Officer and all other titles, positions, and appointments Executive may hold with each Employer or any of such Employer’s direct or indirect subsidiaries or affiliates. Further, without limiting the effect of the foregoing, effective as of October 31, 2017, Executive shall resign as a member of the Board of Directors of each of the Company and the Bank.

2.	Severance Pay and Benefits.
(a)    In accordance with and subject to Section 7(b) of the Employment Agreement and/or as otherwise agreed between the Employers and Executive, the Employers shall provide to Executive the following payments and benefits:

(i)    All accrued but unpaid base salary (said base salary, “Salary”), to be paid on the first payroll payment date that occurs on or after the Termination Date;
(ii)    The continued payment of Executive’s Salary for a period of twelve (12) months immediately following the Termination Date (the “Severance Period”) (based on the Salary in effect as of the Termination Date ($407,265 annually)), payable in accordance with the Employers’ regular payroll practices as follows:

First Scheduled Payroll Date Following:	Amount
February 20, 2018	$33,938.75
March 20, 2018	$0.00
April 20, 2018	$0.00
May 20, 2018	$0.00
June 20, 2018	$135,755.00
July 20, 2018	$33,938.75
August 20, 2018	$33,938.75
September 20, 2018	$33,938.75
October 20, 2018	$33,938.75
November 20, 2018	$33,938.75
December 20, 2018	$33,938.75
January 20, 2019	$33,938.75

(iii)    A severance payment of One Hundred Eighty-Three Thousand Two Hundred Sixty-Nine Dollars ($183,269.00) (the “STIP Bonus”), which amount represents Executive’s Short-Term Incentive Plan target bonus (such short-term target bonus being 45% of Executive’s Salary for 2017), such STIP Bonus to be paid in a cash lump sum within 30 days after the expiration of the Severance Period;
(iv)    Provided Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) or similar state laws and timely completes and returns to the Employers the documents and payments required for such election, the Employers shall reimburse Executive for the cost of COBRA continuation premiums for Executive for a period of twelve (12) months after the Termination Date, as provided in Section 7(b) of the Employment Agreement; provided, that if at any time during the twelve (12)-month period following the Termination Date, Executive becomes eligible to receive health insurance from a subsequent employer, the Employers’ obligation to reimburse Executive for the cost of COBRA continuation premiums shall immediately cease;
(v)    A severance payment of One Hundred Fifty Thousand Dollars ($150,000.00) (the “STIP Benefit”), which amount represents the accrued pro-rated portion of Executive’s Short-Term Incentive Plan bonus opportunity for the one-year performance period ending December 31, 2017 and deemed earned, such STIP Benefit to be paid in a cash lump sum on January 31, 2018; and

(vi)    A severance payment of Six Hundred Twelve Thousand Eight Hundred Eighty-Three Dollars ($612,883.00) (the “LTIP Benefit”), which amount represents the accrued pro-rated portion of Executive’s Long-Term Incentive Plan bonus opportunity for each of the three-year performance periods ending December 31, 2017, December 31, 2018 and December 31, 2019 and deemed earned, such LTIP Benefit to be paid in a cash lump sum on January 31, 2018.
(b)    Notwithstanding the foregoing provisions of this Section 2, the Employers shall not be obligated to provide Executive with any of the severance pay or benefits described in paragraphs (a)(ii)–(iv) of this Section 2 (such severance pay and benefits, collectively, the “Severance Benefits”), the STIP Benefit, the LTIP Benefit and/or the Equity Award Benefits (as defined below) unless (i) within 30 days following the Termination Date, (x) Executive signs and delivers the Release in favor of the Employers as set forth in Exhibit A attached hereto (the “Release”), (y) Executive has not revoked the Release, and (z) the Release rescission periods provided by law have expired; and (ii) Executive is and remains in substantial compliance with the terms of this Agreement and the Employment Agreement, including but not limited to the restrictive covenants contained in the Employment Agreement, as modified by this Agreement, as of the dates of the payments.
(c)    The Parties agree that the payments and benefits set forth herein have been structured in a manner, and shall be interpreted and administered at all times, to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable exemptions set forth in regulations issued thereunder. Executive acknowledges and agrees that Executive is considered a “specified employee” within the meaning of Section 409A of the Code, as of the Termination Date. As a result, if and to the extent required under Section 409A, the payment of any amounts under this Agreement that are considered deferred compensation subject to Section 409A and are to be paid on account of Executive’s separation from service shall be deferred, as required by Section 409A(a)(2)(B)(i) of the Code, for six (6) months after the Termination Date or, if earlier, the date of the Executive’s death (the “409A Deferral Period”). Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the first payroll date after the 409A Deferral Period expires, and the balance of any payments shall be made as described herein. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.
(d)    Executive acknowledges and agrees that he is not entitled to any benefits under this Agreement or otherwise (including, without limitation, any change in control, severance, retirement, bonus, incentive or other Employer policy, plan or program) except for the benefits expressly provided herein, accrued benefits under any Employer 401(k) retirement plan, the right to continue life insurance coverage at Executive’s cost (provided that Executive may be required to do so under an individual conversion policy), and any other post-termination continuation or conversion rights as may be prescribed by any employee benefit plan document in effect as of the Termination Date. Executive also acknowledges and agrees that his termination of employment shall not be treated as a retirement by the Employers and that no benefits are due to him under any Employer retirement policy. The Employers and Executive further acknowledge and agree that

Executive shall be entitled to reimbursement of reasonable expenses as provided in Section 4(d) and Section 7(e) of the Employment Agreement.

3.	Treatment of Equity Awards.
(a)    Executive and the Employers acknowledge and agree that, except as set forth below in this Section 3, the applicable stock or equity incentive plans and any equity or equity-based awards granted to Executive thereunder shall be governed by the terms of such plans and award agreements; provided, that the treatment of Executive’s equity or equity-based awards as set forth in Sections 3(b) and 3(c) below (such treatment of equity awards, collectively, the “Equity Award Benefits”), is subject to Executive’s execution and non-revocation of the Release and compliance with the other provisions of Section 2(b) herein, and provided, further, that the Employers have no obligation to notify Executive of the pending expiration or forfeiture of any option or other award.
(b)    All of the 14,000 shares of restricted stock granted to Executive pursuant to the restricted stock award agreement between Executive and the Company, dated November 2, 2015 (the “RSA Agreement”), shall vest in full immediately prior to Executive’s termination of employment on the Termination Date. The RSA Agreement shall be deemed amended to the extent necessary to conform to the foregoing and, except for the changes to the RSA Agreement set forth in this Section 3(b), the RSA Agreement shall continue in full force and effect.
(c)    The Company previously granted certain stock option awards to Executive, as evidenced by (i) that certain Stock Option Award for 94,000 shares, dated July 24, 2013, by and between Executive and the Company, as successor-in-interest to First Security Group, Inc., (ii) that certain Stock Option Award for 4,700 shares, dated March 1, 2014, by and between Executive and the Company, as successor-in-interest to First Security Group, Inc., and (iii) that certain Stock Option Agreement for 100,000 shares, dated November 2, 2015, by and between Executive and the Company (together, the “Option Agreements”). All of the unvested shares under the Option Agreements shall vest in full on the Termination Date and the exercise period under the Option Agreements shall not expire until the tenth anniversary of the applicable award grant date. The Option Agreements shall be deemed amended to the extent necessary to conform to the foregoing and, except for the changes to the Option Agreements set forth in this Section 3(c), the Option Agreements (including but not limited to any forfeiture or recoupment provisions) shall continue in full force and effect.

4.	Covenants and Continuing Obligations.
(a)    Following the Termination Date, Executive agrees that, under the Employment Agreement, he remains subject to, and agrees to continue to adhere to, the terms and conditions set forth in Section 9 (Protective Covenants) of the Employment Agreement; provided, however, that the Employers and Executive hereby agree that the definition of “Territory” in Section 9(f) of the Employment Agreement shall be defined instead as (i) the following counties in the State of Georgia: Barrow; Bartow; Butts; Carroll; Cherokee; Clayton; Cobb; Coweta; Dawson; DeKalb; Douglas; Fayette; Forsyth; Fulton; Gwinnett; Haralson; Heard; Henry; Jasper; Lamar; Meriwether; Newton; Paulding; Pickens; Pike; Rockdale; Spalding; and Walton, as well as (ii) the area within the city limits of Chattanooga, Tennessee, Knoxville, Tennessee, and Charlotte, North Carolina, as well as (iii) each county within which any part of the city limits of Chattanooga, Tennessee, Knoxville, Tennessee, and Charlotte, North Carolina are located, as well as (iv) the counties (including those in adjacent states, if any) that are immediately contiguous to the counties referenced in subpart (iii), as well as (v) any counties of any state in which the Bank has a physical location and a full-time employee on the Termination Date. The Parties specifically acknowledge that Davidson and Williamson counties in the State of Tennessee are among the geographies that are not included in the definition of “Territory”. The Employers and Executive further agree that the new definition of “Territory” described in this Agreement is a good faith estimate of the geographic area that is now applicable at the termination of Executive’s employment as the area in which the Bank has done business during the term of Executive’s employment, and the Employers and Executive agree that this non-compete covenant shall ultimately be construed to cover only so much of such estimate as relates to the geographic areas in which the Bank does business within the two-year period preceding the Termination Date. The Parties hereto agree that the Employment Agreement shall hereby be deemed amended to conform to the effect of the preceding two sentences. Executive agrees that such terms and conditions are reasonable and necessary to protect the legitimate interests of the Employers and that any violation of Section 9 of the Employment Agreement by Executive may cause substantial and irreparable harm to the Employers. Executive agrees that the Employers may seek any remedies set forth in Section 11 of the Employment Agreement should Executive violate Section 9 of the Employment Agreement.
(b)    Executive agrees that he will not make any negative, disparaging, or unflattering statements about the Employers or any of its predecessors, successors, subsidiaries or affiliates and, as such statements relate to Employers and/or Executive’s employment with Employers, such statements about those entities’ respective past, present, or future agents, directors, officers, employees, contractors, representatives, attorneys, insurers, plan administrators, benefit plans and related trusts to any individual or entity (regardless of whether Executive believes such statements to be true).
(c)    Notwithstanding the foregoing, (i) nothing in this Agreement, including but not limited to the Release, or other agreement prohibits Executive from reporting possible violations of law or regulation to any federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, (ii) Executive does not need the prior authorization of the Employers to take any action described in (i), and Executive is not required to notify the Employers that he has taken any action described in (i); and (iii) neither this Agreement nor the Release limits Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any Governmental Agency’s trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(d)    Compliance with Recoupment, Ownership and Other Policies or Agreements. Executive agrees and acknowledges that he is subject to certain forfeiture and recoupment (or “clawback”) restrictions, including but not limited to Section 7(d) of the Employment Agreement and forfeiture and recoupment provisions if Executive, following termination of employment, engages in certain specified conduct, including but not limited to violation of policies of the Employers or its subsidiaries, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants, or other conduct by Executive that is determined by the Compensation Committee to be detrimental to the business or reputation of the Company or any affiliate. In addition, without limiting the effect of the foregoing, as a condition to receipt or retention of any benefits under this Agreement, the Compensation Committee may, at any time, require that Executive agree to abide by any compensation recovery policy and/or other policies adopted by the Company or an affiliate, each as in effect from time to time and to the extent applicable to Executive. In addition, Executive acknowledges that he is subject to any such compensation recovery, recoupment, forfeiture or other similar provisions as may apply to Executive under applicable law.
(e)    Indemnification. The Employers will indemnify Executive as permitted by and pursuant to any agreement or policy that the Employers have adopted as of the date of this Agreement relating to indemnification of directors, officers, and employees, and as permitted by and pursuant to any provision of each Employer’s articles of incorporation or by-laws relating to such indemnification. Notwithstanding any indemnification rights being provided under this Section 4(e), Executive shall not be entitled to any indemnification in the event that he should breach this Agreement and an Employer or any of its subsidiaries should file an action or claim against him.
(f)    Directors and Officers Liability Insurance. Executive will continue to be covered as permitted by and pursuant to any policy of directors and/or officers liability insurance policy in effect as of the date of this Agreement on the terms and conditions of the applicable policy documents.

5.	Miscellaneous.
(a)    Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement. For the sake of clarity, unless the context otherwise requires, references to “Section(s)” or “Paragraphs(s)” herein shall refer to the corresponding Sections or Paragraphs of this Agreement and/or the Employment Agreement.
(b)    Excess Benefits. Executive acknowledges that this Agreement provides benefits in excess of benefits to which he would be entitled under any Employer policies or severance plans, and such benefits are provided in lieu of any other payments or benefits, rather than in addition to them. In addition, Executive hereby acknowledges and agrees that, except as set forth in this

Agreement and the Release, he has no other rights, benefits or claims to or against the Employers in law or equity, based on contract, tort, estoppel, or otherwise.
(c)    Tax Matters; Payments. Executive acknowledges that the Employers shall deduct from any compensation payable to Executive or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law. Executive acknowledges that the Employers have made no representation or warranty regarding the tax consequences associated with the benefits described under this Agreement, that Executive agrees to pay any federal, state, and local taxes for which he may be personally liable as a result of the benefits conveyed under this Agreement, and that the Employers have no obligation to achieve any certain tax result for Executive. Payments that are made in cash under the Agreement will be made to Executive via direct deposit in accordance with the Employers’ regular payroll practices.
(d)    Continuing Cooperation. Until the expiration of the applicable statutes of limitations, Executive agrees to provide continuing cooperation to the Employers in the prosecution and/or defense of any asserted or unasserted claims, charges or lawsuits pending as of the date of this Agreement. Such cooperation shall include, but not be limited to, providing the Employers with information, affidavits, deposition testimony or testimony as a witness in any forum; provided, however, that compliance with this Section 5(d) will not be enforced in such a way as to impose an undue burden upon Executive. Executive also agrees to participate in joint messages to financial institutions and oversight agencies. For any cooperation/participation that occurs after the Severance Period, Employers shall compensate Executive for the reasonable value of the time required for such participation, and shall reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive as a result of his participation, the purpose of which reimbursement is to avoid cost to Executive and not to influence Executive’s participation. Such reimbursement of reasonable expenses shall be subject to the terms of Section 4(d) and Section 7(e) of the Employment Agreement.
(e)    No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer, except that any continued Separation Benefits may be reduced as provided for by Section 2(a)(iv) of this Agreement.
(f)    Beneficiary. If Executive dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in writing to the Employers during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Executive may change his designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Employers in writing a new designation of Beneficiary.
(g)    Governing Law. This Agreement has been executed and delivered in the State of Georgia, and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Georgia.

(h)    Injunctive Relief; Arbitration. The Employers or Executive shall have the right to apply to any court of competent jurisdiction sitting within the State of Georgia for injunctive relief with respect to the enforcement of the covenants and agreements set forth in Section 4 of this Agreement. For purposes of the preceding sentence, the Parties agree to, and waive any objection to, personal jurisdiction in any state or federal court sitting in Georgia, and further agree that such courts shall be the sole and exclusive venue for any such court actions. This remedy shall be in addition to, and not in limitation of, any other rights or remedies to which the Employers or Executive are or may be entitled at law or in equity respecting this Agreement. All other disputes or claims for relief arising from or related to this Agreement, or the termination of Executive’s employment with the Employers, or as to arbitrability shall be brought and resolved in binding arbitration before the American Arbitration Association. The arbitration shall be conducted under the AAA National Rules for the Resolution of Employment Disputes. The Employers and Executive agree that the arbitration will be conducted in Atlanta, Georgia, and that Georgia law shall govern all issues, including but not limited to enforcement or enforceability of restrictive covenants. Judgment upon any award rendered by the arbitrator may be entered only in the Superior Court of Fulton County, Georgia, or in the U.S. District Court for the Northern District of Georgia (Atlanta Division).
(i)    Entire Agreement. Except as otherwise provided herein, this Agreement contains the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including the Employment Agreement, with the exception of those Sections of the Employment Agreement that have been expressly integrated into this Agreement, and the Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement or the post-termination relationships or obligations of the Parties that are not set forth herein.
(j)    Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.
(k)    No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
(l)    Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that an Employer may, without the written consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which such Employer may merge or consolidate, or (ii) to which such Employer may sell or transfer all or substantially all of its assets or capital stock.
(m)    Separate Representation. Executive hereby acknowledges that he has sought and received independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the Employers in deciding to enter into this Agreement.

(n)    Notices. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the United States by registered or certified mail, or personally delivered, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Employers:	Chairman
Board of Directors
Atlantic Capital Bank
3280 Peachtree Road
Suite 1600
Atlanta, Georgia 30305
Copied to	Steven S. Dunlevie, Esq.
Employers’ counsel:	Womble Carlyle Sandridge & Rice, LLP
271 17th Street, N.W.
Suite 2400
Atlanta, Georgia 30309
To Executive:	D. Michael Kramer 109 Maple Ave Lookout Mountain, TN 37350
Any notice to the Employers is ineffective if not also sufficiently given to its counsel.
(o)    Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.
(p)    Legality, Severability and Modification. The Parties covenant and agree that the provisions contained herein are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule or regulation. It is the reasonable intent and expectation of the Parties that the covenants shall be enforced in accordance with their terms. However, in the event a court of competent jurisdiction finds any provision herein (or subpart thereof) (expressly including those contained in Section 4 of this Agreement) to be void or unenforceable, the Parties agree that the court shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable to the fullest extent permitted by applicable law. Any illegal or unenforceable provision (or subpart thereof), or any modification by any court, shall not affect the remainder of this Agreement, which shall continue at all times to be valid and enforceable in accordance with its terms.
(q)    Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.
[Signature page immediately following]

IN WITNESS WHEREOF, the Employers have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Agreement, as of the Effective Date set forth above.

ATTEST:	ATLANTIC CAPITAL BANCSHARES, INC.
/s/ Patrick Oakes
Secretary	By: /s/ Douglas L. Williams
Name: Douglas L. Williams
(CORPORATE SEAL)
Title: President and Chief Executive Officer
ATTEST:	ATLANTIC CAPITAL BANK
/s/ Patrick Oakes
Secretary	By: /s/ Douglas L. Williams
Name: Douglas L. Williams
(BANK SEAL)
Title: President and Chief Executive Officer
EXECUTIVE
/s/ Jason Young	/s/ D. Michael Kramer
Witness	D. Michael Kramer

EXHIBIT A
RELEASE
In exchange for certain termination payments, benefits and promises set forth in that certain Separation Agreement by and among Atlantic Capital Bank, Atlantic Capital Bancshares, Inc., and D. Michael Kramer (“Executive”), dated as of October 25, 2017 (the “Separation Agreement”), including, without limitation, the Severance Benefits, the STIP Benefit, the LTIP Benefit and the Equity Award Benefits, certain of which Executive would not otherwise be entitled, Executive, knowingly and voluntarily releases and Atlantic Capital Bank and Atlantic Capital Bancshares, Inc., their subsidiaries, affiliates or related corporations, together with their officers, directors, agents, employees and representatives (collectively, the “Employer”), of and from any and all claims, demands, obligations, liabilities and causes of action, of whatsoever kind in law or equity, whether known or unknown, which Executive has, may have or ever had against the Employer related to Executive’s employment or termination from employment with the Employer, based upon any acts, omissions, or events occurring on or before the date of the execution of this Release, including but not limited to claims in common law, whether in contract or in tort, or in equity, including claims of equitable or promissory estoppel, and causes of action under the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq., the Employee Retirement Income Security Act, 29 U.S.C. Sections 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. Section 12101 et seq., and all other federal, state or local laws, ordinances or regulations, for any losses, injuries or damages (including compensatory or punitive damages), attorney’s fees and costs. Notwithstanding the foregoing, Executive does not waive or release the Employer from any claims, demands, obligations, liabilities or causes of action that may hereafter arise as the result of the breach by the Employer of its obligations under the Separation Agreement.
Executive acknowledges that he received the Release on the Termination Date, as defined in the Separation Agreement. Executive acknowledges that he has had a period of twenty-one (21) days from the date of receipt of this Release to consider it. Executive acknowledges that he has been given the opportunity to consult an attorney prior to executing this Release. This Release shall not become effective or enforceable until seven (7) days following its execution by Executive. Prior to the expiration of the seven-(7) day period, Executive may revoke Executive’s consent to this Release.
Executive acknowledges by executing this Release that Executive has returned to the Employer all Employer property in Executive’s possession.
Executive acknowledges that the discussions and negotiations relating to Executive’s separation of employment, the Separation Agreement and the Release are confidential and, unless otherwise required by law or for the purposes of enforcing the Release or when needed to consult with Executive’s immediate family or tax or legal advisors, neither Executive nor Executive’s agents shall divulge, publish or publicize any such confidential information to any third parties or the media, or to any current or former employee, customer or client of the Employer or its businesses or any of its affiliates.

Notwithstanding anything in this Release to the contrary, (a) nothing in this Release, the Separation Agreement or other agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (b) the Executive does not need the prior authorization of the Employer to take any action described in (a), and the Executive is not required to notify the Employer that he or she has taken any action described in (a); and (c) neither this Release nor the Separation Agreement limits the Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Executive will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (y) is made in a compliant or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
EXECUTIVE ACKNOWLEDGES HE FULLY UNDERSTANDS THE CONTENTS OF THIS RELEASE AND EXECUTES IT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Signed:		Date:
Executive